                                                                   EX-99.(p)(8)

[ LOGO OF WELLS CAPITAL MANAGEMENT]

                                CODE OF ETHICS
                  POLICY ON PERSONAL SECURITIES TRANSACTIONS
                                      AND
                                INSIDER TRADING

                         .  Be ethical

                         .  Act Professionally

                         .  Improve competency

                         .  Exercise Independent Judgment

                                 Version 2.07

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                                      2


                               TABLE OF CONTENTS


  I INTRODUCTION...........................................................  3

      I.1 Code of Ethics...................................................  3

      I.2 "Access Persons".................................................  3

      I.3 "Beneficial Ownership"...........................................  4

 II PENALTIES..............................................................  4

     II.1 Violations of the Code...........................................  4

     II.2 Penalties........................................................  4

     II.3 Dismissal and /or Referral to Authorities........................  5

III EMPLOYEE TRADE PROCEDURES..............................................  5

    III.1 Pre-clearance....................................................  5

    III.2 Trade Reports....................................................  6

    III.3 Personal Securities Transactions - Equity Portfolio Managers.....  6

    III.4 Post-review......................................................  7

    III.5 Pre-Clearance and Reporting Requirements.........................  7

    III.6 Confidentiality..................................................  8

    III.7 Acknowledgement of Reportable Accounts...........................  8

    III.8 Initial and Annual Holdings Report...............................  8

 IV RESTRICTIONS...........................................................  8

     IV.1 Restricted Securities............................................  8

     IV.2 Short-Term Trading (60 Day Trading Rule).........................  9

     IV.3 Blackout Periods................................................. 10

     IV.4 Insider Trading.................................................. 10

     IV.5 Market Timing.................................................... 12

     IV.6 Gifts............................................................ 12

     IV.7 Outside Business and Employment Activities....................... 12

     IV.8 Purchases and Sales of Securities Issued by Wells Fargo.......... 13

     IV.9 Wells Fargo Mutual Funds......................................... 13

  V REGULATORY REQUIREMENTS................................................ 13

      V.1 Investment Advisers Act of 1940 and Investment Company Act of
          1940............................................................. 13

      V.2 Regulatory Censures.............................................. 14

VII FREQUENTLY ASKED QUESTIONS (FAQs)...................................... 16

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Wells Capital Management Code of Ethics 02.07


I INTRODUCTION

I.1 Code of Ethics

Wells Capital Management (WellsCap), as a registered investment adviser, has an obligation to maintain a policy governing personal securities transactions and insider trading by its officers and employees. This Code of Ethics and Policy on Personal Securities Transactions and Insider Trader ("Code") is adopted under Rule 17j-1 of the Investment Company Act of 1940 and Section 204A-1 of the Investment Advisers Act of 1940. This Code outlines the policies and procedures for such activities based on the recognition that a fiduciary relationship exists between WellsCap and its clients. All references in this Code to employees, officers, directors, accounts, departments and clients refer to those of WellsCap.

In addition to the Code, please refer to the policies outlined in the Handbook for Wells Fargo Team Members and the Wells Fargo Code of Conduct and Business Ethics applicable to all Wells Fargo employees.

Acknowledgement of, and compliance with, this Code is a condition of employment. A copy of the Code and applicable forms are available on WellsCap's intranet site: capzone.wellsfargo.com.

As an employee, you must-

    .  Be ethical

    .  Act professionally

    .  Improve competency

    .  Exercise independent judgment

To avoid conflicts of interest, WellsCap employees, officers and directors are required to disclose to the Compliance Group all pertinent information related to reportable accounts, outside business activities, gifts received from clients/vendors and other Code related information.

WellsCap Access Persons may request in writing special circumstance exemptions from the Code. The Code of Ethics Administrator and the Chief Compliance Officer (CCO) will evaluate each request on an individual basis and provide approval or denial in writing. WellsCap's objective is to take all necessary action to detect, prevent, and correct any and all violations of the Code.

I.2 "Access Persons"

For purposes of this Code, all employees, officers and directors of WellsCap (including independent contractors, when appropriate) are considered to be "Access Persons" and subject as a result to the policies and procedures set out in this Code. The list of Access Persons will be updated regularly but in no event less frequently than quarterly.

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Wells Capital Management Code of Ethics 02.07


I.3 "Beneficial Ownership"

Personal securities transaction reports must include all accounts in which you have a beneficial interest or over which you exert direct or indirect control, including -

..  accounts of immediate family members in the same household; and

.. any other account, including but not limited to those of relatives and friends, over which you exercise investment discretion.

Direct and indirect control and beneficial interest may be further construed to include accounts for which an Access Person is sole owner, joint owner, trustee, co-trustee, or attorney-in-fact.

II PENALTIES

II.1 Violations of the Code

The CCO will report violations of the Code monthly to the President and to clients upon request. Each Access Person must immediately report to the CCO any known or reasonably suspected violations of this Code of which he or she becomes aware.

II.2 Penalties

Penalties for violation of this Code may be imposed on Access Persons as follows:

..  Minor Offenses -

    .  First minor offense - Verbal warning;

    .  Second minor offense - Written notice;

    . Third minor offense - $1,000.00 fine to be donated to the Access Person's charity of choice/*/.

Minor offenses include the following: late submissions of or failure to submit quarterly trade reports and signed acknowledgments of Code of Ethics forms and certifications, failure to request trade pre-clearance, and conflicting pre-clearance request dates versus actual trade dates.

..  Substantive Offenses -

    .  First substantive offense - Written notice;

    . Second substantive offense - $1,000 or disgorgement of profits (whichever is greater) to be donated to the Access Person's charity of choice*;

    . Third substantive offense - $5000 fine or disgorgement of profits (whichever is greater) to be donated to the Access Person's charity of choice* or termination of employment and/or referral to authorities.

Substantive offenses include the following: unauthorized purchase/sale of restricted securities outlined in the Code, violations of seven-day blackouts and short-term trading (60-day rule).

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The number of offenses is determined by the cumulative count over a 12 month period.

..  Serious Offenses -

   A Portfolio Manager trading with insider information and/or "front running" a client or fund that he/she manages is considered a "serious offense". WellsCap will take appropriate steps that may include termination of employment and referral to governmental authorities for prosecution.

WellsCap may deviate from the penalties listed in the Code where the Chief Compliance Officer determines that a more or less severe penalty is appropriate based on the specific circumstances of that case. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and maintained in the Code files.
--------
/*/ The fines will be made payable to the Access Person's charity of choice
    (reasonably acceptable to Wells Fargo) and turned over to WellsCap, which in turn will mail the donation check on behalf of the Access Person.

II.3 Dismissal and /or Referral to Authorities

Repeated violations of the Code may result in dismissal. In addition, a violation of the law, such as fraud or insider trading, will result in immediate dismissal and referral to authorities.

III EMPLOYEE TRADE PROCEDURES

III.1 Pre-clearance

.. All Access Persons in the firm must pre-clear their personal transactions in the securities specified in Section III.5 using the iTrade system. It is the responsibility of the Access Person to ensure that Compliance receives pre-clearance requests.

.. E-mail (FALLSCMP@wellsfargo.com) or telephone requests will only be accepted for those employees who are on formal leave of absence or on PTO. When submitting requests via e-mail or telephone, at a minimum, indicate the following information

    (a)Transaction Type: BUY or SELL

    (b)Security Name (include coupon rate and maturity date for fixed income securities) and Ticker or CUSIP

    (c)Share amount to be traded and the account number in which the trade will occur

    (d)Security Type: Common Stock, Options, or Bonds

.. Requests from beneficial account holders outside the firm must be made via the appropriate Access Person (i.e., spouse, family member who is an Access Person). The Compliance Group will not accept requests from non-Access Persons.

.. Requests may be submitted from 4:00 am (Pacific) until an hour before the market closes for the day, however, requests will be processed beginning 7:00 am (Pacific). Barring any problems with systems access (i.e., SEI, CRD) or other unusual circumstances, responses will be made no later than one hour from receipt of the request.

.. Pre-cleared trades are valid for the same day for up to the amount of shares requested

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Wells Capital Management Code of Ethics 02.07

   for a specific account. Additional amount of shares or trades for a different account will require an additional pre-clearance request. No exceptions.

.. Pre-clearance does not eliminate the possibility of a potential conflict appearing after the execution of an employee trade. Trades will be screened for blackout violations and other conflicts, but quarter end review of each personal trade may reveal conflicts which the pre-clearance process was unable to detect.

.. The use of the electronic systems ensures that each pre-clearance request is date-stamped, and it is the responsibility of each Access Person to ensure that the pre-clearance request has been received by WellsCap Compliance.

Certain Personal Securities Transactions Should Be Reported Whether Pre-Cleared or Not (see Section Iii.5 For Details).

III.2 Trade Reports

.. Quarterly Trade Reports which list personal securities transactions for the quarter must be submitted by Access Persons no later than the 30/th/ day after the end of each calendar quarter. This 30-day deadline is a federal requirement and includes weekends and holidays. If the 30/th/ day falls on a weekend or a holiday, the report is due the business day immediately preceding this deadline.

.. Quarterly Trade Reports must be submitted using the Quarterly Trade Report form to WellsCap Compliance, either via email (to FALLSCMP@wellsfargo.com) or via MAC (N9882-027). If there are no activities for the quarter, a report indicating such is still required to be submitted.

.. Compliance will request duplicate copies of trades confirms and monthly or quarterly brokerage account statements to be forwarded to Compliance. If a broker is unable to directly send duplicate copies, or if Compliance does not receive the statements the Access Person is responsible for submitting the required documentation with the Quarterly Trade Report.

.. When opening or closing brokerage accounts, please notify Compliance in writing (quarterly) by using the Acknowledgment of Reportable Accounts form.

Forms relating to the Code are available in WellsCap's intranet site: capzone.wellsfargo.com.

III.3 Personal Securities Transactions - Equity Portfolio Managers

In addition to pre-clearance by the Compliance Group, prior approval must be obtained from the CCO if an Equity Portfolio Manager request to sell a security in his/her personal account when:

.. The same security is held in the equity portfolio that is directly managed by the Portfolio Manager; or

.. The Portfolio Manager is purchasing the same security for an equity portfolio for which he/she makes investment decisions.

WellsCap Compliance will review pre-clearance requests for purchases and sales of securities that are common between personal holdings and equity portfolio holdings

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Wells Capital Management Code of Ethics 02.07

directly managed by the Portfolio Manager. Pre-clearance trades will be screened for blackout violations, front-running, other conflicts/trends, and 60-day rule violations.

III.4 Post-review

WellsCap Compliance will match any broker confirms/statements received to pre-clearance requests. Discrepancies will be documented and may be subject to censures, as outlined in the PENALTIES section of this Code.

Access Person transactions will also be screened for the following:

.. Same day trades: Transaction occurring on the same day as the purchase or sale of the same security in a managed account (For all securities).

.. -7-day Blackout period: Transactions up to and including seven calendar days before and after the purchase and/or sale of the same security in a managed account as described in Sec IV.3 of the Code (For non-S&P500 securities).

.. Short-term trading: The purchase and sale, and sale and purchase of the same security within 60 days. Access Persons are responsible for ensuring that the 60-day rule is observed when sale requests are made for securities previously purchased, or vice versa.

.. Front running: Trading ahead of, or "front-running," a client or Wells Fargo mutual fund order in the same security; or taking a position in stock index futures or options contracts prior to buying or selling a block or securities for a client or proprietary mutual fund account (i.e., self-front running).

Other potential conflicts: Certain transactions may also be deemed in conflict with the Code and warrant additional review depending on the facts and circumstances of the transaction.

III.5 Pre-Clearance and Reporting Requirements

The table below indicates pre-clearance and reporting requirements. Requirements for all other security type transactions must be checked with Compliance.

Security Type                            Pre-Clearance Qtrly Reporting
-------------                            ------------- ---------------
Equity transactions (1)                       Yes            Yes
Fixed Inc transactions (6)                    Yes            Yes
Wells Fargo stock(4)                           No            Yes
Open-end non-proprietary MF                    No             No
Wells Fargo MF and
MFsub-advised by
WellsCap (2)                                   No            Yes
Close-end MF                                  Yes            Yes
ETFs (open-end and UIT)                        No            Yes
US Tsy/Agencies                                No             No
Holders (5)                                   Yes            Yes
Short term/cash equiv.                         No             No
SPP/DRIPs                                      No            Yes
Employee 401K (3)                              No            Yes
Private funds managed                          No            Yes
by WellsCap

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Wells Capital Management Code of Ethics 02.07

--------
(1) Including options.
(2) Reporting excludes money market funds.
(3) Requires only reporting changes in investment options
(4) Excluding 401K plans.
(5) Required only when selling a specific security from the holders group
(6) Municipal bonds rated A or higher do not need to be pre-cleared.

III.6 Confidentiality

All reports of personal securities transactions, holdings and any other information filed pursuant to this Code will be kept CONFIDENTIAL, provided, however that such information is also subject to review by appropriate WellsCap personnel (Compliance and/or Senior Management) and legal counsel. Such information will also be provided to the Securities and Exchange Commission ("SEC") or other government authority when properly requested or pursuant to a court order.

III.7 Acknowledgement of Reportable Accounts

All Access Persons are required to submit a list of all reportable accounts as required by the Code at the time of hire. Reportable accounts are all brokerage accounts, plus any account capable of holding Wells Fargo Funds or Wells Fargo sub-advised funds. In addition, Access Persons are responsible for ensuring that any newly opened or closed accounts are communicated to Compliance by the end of the quarter. For reporting purposes, complete the Acknowledgment of Reportable Accounts form.

III.8 Initial and Annual Holdings Report

All Access Persons are required to report all activity in their brokerage accounts, including 401k accounts and a statement of holdings, including Wells Fargo mutual fund accounts and Wells Fargo sub-advised mutual fund accounts (subject to Code requirements) within 10 days of start date and annually. The initial and annual holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person (initial report) or the date the report is submitted (annual report). A broker statement will suffice in lieu of a separate initial or annual holdings report. The Access Person is responsible for ensuring that Compliance receives duplicate copies of statements and/or confirms if those are sent directly by the brokers.

IV RESTRICTIONS

The following are WellsCap's restrictions on personal trading:

IV.1 Restricted Securities

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Restricted Securities

SECURITY TYPE                     PURCHASE                     SALE
-------------             ------------------------  --------------------------
A. S&P500 stocks          Permitted                 Permitted,
                          .  Subject to same day
                             blackout during        subject to the following:
                             execution of client
                             trades (except         .  Same-day blackout
                             program trades). Must     during execution of
                             pre-clear.                client trades (except
                                                       program trades). Must
                                                       pre-clear.

                                                    .  For equity fund
                                                       manager, approval is
                                                       required. Refer to
                                                       Section III.3.

B. Any security not       Permitted                 PERMITTED, Subject To The
   included in the        .  Subject to             Following:
   S&P500 above              pre-clearance
                             requirements.          .  Pre-clearance
                                                       requirements.

                                                    .  For equity fund
                                                       manager, approval is
                                                       required. Refer to
                                                       Section III.3.

C. Automatic investment   Permitted                 Permitted
   programs or direct     .  Subject to Code of     .  Subject to Code of
   stock purchase plans      Ethics reporting          Ethics preclearance
                             requirements.             requirements.

D. Initial Public         PROHIBITED                PERMITTED, ONLY
   Offerings (IPOs) (An                             .  If security held prior
   IPO is corporation's                                to Wells Capital
   first offering of a                                 employment and/or
   security representing                               version 9.99 of the
   shares of the company                               Code, sales subject to
   to the public)                                      pre- clearance
                                                       requirements.

E. Private Placements     .  Private placements     .  Private placements
                             issued by a client        issued by a client are
                             are prohibited. All       prohibited. All other
                             other private             private placements must
                             placements must be        be approved and
                             approved and reviewed     reviewed by Compliance
                             by Compliance and the     and the Chief
                             Chief Investment          Investment Officer/
                             Officer/ President.       President.

G. Options (other than    PROHIBITED                PROHIBITED
   employee stock
   options), puts,
   calls, short sales,
   futures contracts or
   other similar
   transactions
   involving securities
   issued by Wells
   Fargo & Company

IV.2 Short-Term Trading (60 Day Trading Rule)

Mutual Funds/DIFs

Due to the appearance of potential conflicts of interest and/or impropriety, short term trading (the purchase and sale, and the sale and purchase, of the same shares) in mutual funds/DIFs managed/sub-advised by WellsCap will be strictly prohibited. An exemption from such prohibition must be submitted to the Administrator in writing. Approval for an exemption must be granted by the Administrator and the mutual fund company's Chief Compliance Officer.

Securities Trading

The purchase and sale, and the sale and purchase, of the same security within 60 calendar days will be considered short-term trading.

    .  This restriction applies without regard to tax lot considerations;

    . For purposes of determining whether a sale of securities results in a loss, the lowest price paid on a conflicting buy will be the highest price at which the shares may be sold for this exception;

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    .  For purposes of determining whether a purchase of securities results in a loss, the highest price received on a conflicting sale will be the lowest price at which new shares may be purchased for this exception;

    . Exercised options are not restricted, however, purchases and sales of options occurring within 60 days are PROHIBITED;

    . Exceptions require advance written approval from the Administrator or the CCO.
--------
/*/ Profits from any sale and purchase, or the purchase and sale, of the same security before the 60-day period expires will be reversed or unwound, or if such is impractical, the profits must be disgorged and distributed in a manner determined by the Administrator and the CCO.

IV.3 Blackout Periods

For securities in the S&P 500 stocks, a same-day firm-wide blackout will apply if the issue is being traded on behalf of a client at the time the pre-clear request is made. The blackout will not apply to program trades of securities held within WellsCap-managed accounts.

All other issues are subject to a seven-day firm-wide blackout period if traded on behalf of WellsCap-managed funds (Mutual funds, DIFs, Collectives) and WellsCap-managed accounts.

Blackout periods apply to both buy and sell transactions.

IV.4 Insider Trading

The information provided below is intended to provide Access Persons with a brief background and guidance on insider trading. The terms and definitions included below should not be construed as a complete list, but rather a sample of basic terms all Access Persons should be aware of regarding insider trading.

Insider Trading Defined

The law generally defines insider trading as the buying or selling of a security, in breach of fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal securities laws, punishable by a maximum prison term of 10 years and fines of up to $1 million for the individual and $2.5 million for the firm.

Material Information Defined

Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect a company's stock price, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

    .  Projections of future earnings or losses, or other earnings guidance;

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    .  Earnings that are inconsistent with the consensus expectations of the investment community;

    . Financial or key operating data for significant operations or each business segment;

    .  A pending or proposed merger, acquisition or tender offer;

    .  A pending or proposed acquisition or disposition of a significant asset;

    . A change in dividend policy, the declaration of a stock split, or an offering of additional securities;

    .  A change in executive management;

    .  Development of a significant new product or process;

    .  The existence of severe liquidity problems;

    .  The gain or loss of a significant customer or supplier.

When Information is Public

If you are aware of material non-public information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until the second business day after the information is released. If, for example, a company were to make an announcement on a Monday, you should not trade in the company's securities until Wednesday. If an announcement were made on a Friday, Tuesday generally would be the first eligible trading day.

Tipping

Tipping of material, non-public information is PROHIBITED. An Access Person cannot trade, either personally or on behalf of others, while in possession of such information. The insider trading policy also applies to an Access Person's family members who reside with the Access Person, and any accounts that are directed by you or are subject to your influence or control.

Front-running

Front running is trading on the basis of material non-public information regarding impending market transactions.

.. Trading ahead of, or "front-running," a client or Wells Fargo mutual fund order in the same security; or

.. Taking a position in stock index futures or options contracts prior to buying or selling a block or securities for a client or proprietary mutual fund account (i.e., self-front running).

Scalping

When an Access Person purchases shares of a security for his/her own account shortly before recommending or buying that security for long-term investment to a client and then immediately selling the shares at profit upon the rise in the market price following execution of the recommendation.

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WellsCap's Insider Trading Policy

Access Persons who are aware of material non-public information may not, directly or through family members or other persons or entities, buy or sell securities, or engage in any other action to take personal advantage of that information, or pass that information on to others, including family and friends, until the information becomes public or is no longer material. Transactions that may be necessary or justifiable for independent reasons are not exempt from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, the appearance of an improper transaction must be avoided to preserve WellsCap's reputation for adhering to the highest standards of conduct.

Therefore, All Access Persons are expected to consider the possible appearance of impropriety or potential conflict of interest to WellsCap's clients' interests. Access Persons should consider that an outside entity scrutinizing WellsCap's transactions will do so after the fact with the benefit of hindsight. As a practical matter, before engaging in any permitted transaction, Access Persons should also carefully consider if the transaction would have the appearance of impropriety to WellsCap's clients and/or regulators.

IV.5 Market Timing

WellsCap prohibits late trading and does not engage in market timing when trading in mutual fund shares on behalf of its clients.

IV.6 Gifts

WellsCap, as a policy, follows Wells Fargo Bank's policy regarding gifts. Please refer to WFB Employee Handbook for requirements. WellsCap also maintains a gift and entertainment guideline available for review on Capzone.

IV.7 Outside Business and Employment Activities

With the exception of a sole proprietorship or family-owned small business, you may not accept a position as an employee, director, trustee, officer, owner or general partner of any outside business organized for profit without obtaining approval from Compliance. Compliance may consider a series of factors including your supervisor's consent to the outside business activities. Any approval from Compliance may be reviewed from time to time and may be withdrawn if in the judgment of the Chief Compliance Officer, such outside activity conflicts with WellsCap's objectives.

If approval is granted, it will be contingent on the following factors:

.. You have no involvement on behalf of Wells Fargo in the approval or management of credit, purchases or other business transactions with the for-profit business;

.. It is at all times made clear that you are not serving at the direction or request of Wells Fargo; and

.. You understand the challenges and risks of the outside position and are alert for actual or potential conflicts of interest.

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Approval to serve as a director of a publicly held corporation must be obtained from the Chief Compliance Officer of WellsCap and the Chief Executive Officer of Wells Fargo & Company.

In addition to this Code, WellsCap, as a policy, follows Wells Fargo & Company's Code of Ethics which contains a policy regarding directorships and other outside employment. Please refer to the Handbook for Wells Fargo Team Members.

IV.8Purchases and Sales of Securities Issued by Wells Fargo

WellsCap follows Wells Fargo & Company's policy regarding securities issued by Wells Fargo & Company. No pre-clearance is required for securities issued by Wells Fargo & Company; however, quarterly reporting of purchases and sales of such securities is required.

Investments in Wells Fargo options (other than employee stock options), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Wells Fargo & Company are prohibited.

IV.9Wells Fargo Mutual Funds

Mutual Fund Holdings

Access Persons are required to report Wells Fargo mutual fund holdings and other mutual funds subadvised by WellsCap.

Mutual Fund Transactions

On a quarterly basis, Access Persons are required to report any purchases or sales of Wells Fargo mutual funds and other mutual funds subadvised by WellsCap. Money market funds are excluded from quarterly reporting.

Employee 401K Plans

Access Persons are required to report investment option changes for their own and spouse 401K plans.

60 Days Holding Period

Access Persons are required to hold Wells Fargo mutual funds and other mutual funds subadvised by WellsCap for 60 days. Money market funds are excluded.

V   REGULATORY REQUIREMENTS

V.1 Investment Advisers Act of 1940 and Investment Company Act of 1940

The SEC considers it a violation of general antifraud provisions of federal securities laws whenever an adviser, such as WellsCap, engages in fraudulent, deceptive or manipulative conduct. As a fiduciary with responsibility for client assets, WellsCap cannot engage in

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activities, which would result in conflicts of interests (for example,
"front-running," scalping, or favoring proprietary accounts over those of the clients').

V.2 Regulatory Censures

The SEC can censure, place limitations on the activities, functions, or operations of, suspend for a period not exceeding twelve months, or even revoke the registration of any investment adviser based on a:

.. Failure reasonably to supervise, with a view to preventing violations of the provisions of the federal securities laws, an employee or a supervised person who commits such a violation.

.. However, no supervisor or manager shall be deemed to have failed reasonably to supervise any person, if

     (a) there have been established procedures, and a system for applying such procedures, which would reasonably be expected to prevent and detect, insofar as practicable, any such violation by such other person and

     (b) such supervisor or manager has reasonably discharged the duties and obligations incumbent upon him/her by reason of such procedures and systems without reasonable cause to believe that such procedures and system were not being complied with.

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VI  ACKNOWLEDGMENT AND CERTIFICATION

I certify that I have received, read, understood and recognize that I am subject to Wells Capital Management's Code of Ethics and Policy on Personal Securities Transactions and Insider Trading. This Code is in addition to Wells Fargo & Company's policy on Business Conduct and Ethics applicable to all employees, as outlined in the Employee Handbook.

In addition to certifying that I will provide complete and accurate reporting as required by the Code and have complied with all requirements of the Wells Capital Management Code, I certify that I will not:

Execute any prohibited purchases and/or sales, directly or indirectly, that are outside those permitted by the Code;

Employ any device, scheme or artifice to defraud Wells Fargo, Wells Capital Management, or any company;

Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon Wells Fargo, Wells Capital Management or any company; or

Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

Engage in any manipulative practice with respect to Wells Fargo, Wells Capital Management or any company;

Trade on inside information;

Trade ahead of or front-run any transactions for WellsCap managed accounts;

Trade without obtaining the necessary pre-clearance.

I understand that it is a violation of the Investment Advisers Act of 1940 and the Investment Company Act of 1940 to fail to submit a record of my personal securities transactions within 10 calendar days of quarter-end.

I understand that, as an employee of Wells Capital Management, it is my responsibility to submit a list of all reportable accounts in which I have beneficial ownership/ interest or control (as defined in the Code). Additionally, I will notify Wells Capital Management Compliance upon opening or closing brokerage accounts quarterly.

Any exceptions, where applicable, are noted as follows:

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Signature                 Date

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NAME (Print)

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Wells Capital Management Code of Ethics 02.07


VII FREQUENTLY ASKED QUESTIONS (FAQs)

     1. Who should I submit pre-clearance requests to, what is the minimum information required, and what are the hours for submission of requests?

         All pre-clearance requests should be submitted through iTrade.

         In the event you do hot have access to iTrade, pre-clearance requests should be submitted, via email, to FALLSCMP@wellsfargo.com. For specific questions or concerns regarding the Code, you may direct your inquiries to Mai Shiver, our Chief Compliance Officer
         (mai.shiver@wellscap.com or 415/222-9099)

         At a minimum, indicate whether the request is for a BUY or SELL, include the name and ticker symbol of the security/securities, the share amount to be traded, and the account number in which the trade will occur.

         Requests can be submitted beginning 4:00 am (Pacific) and no later than an hour before the close of the equity markets. Pre-clearance requests will be processed beginning 7:00 am (Pacific). Pre-cleared requests are only good for the day.

     2.  What is the submission deadline for Quarterly Trade Report?

         Quarterly Trade Reports are due 30 calendar days after the end of each quarter. If the 30/th/ day falls on a weekend or a holiday, the report is due the business day preceding the weekend or the holiday. The 30-day deadline is a regulatory requirement. Access Persons can also complete and submit the Trade Report to Compliance when the trade is executed without waiting for quarter end to ensure timely submission.

     3. Why are duplicate copies of confirms and statements submitted to Compliance? Would the Quarterly Report and pre-clear requests suffice?

         This is a regulatory requirement from a report issued by the SEC's Division of Investment Management (IM). The IM Report, among other things, enlisted the NASD to adopt a rule requiring its members to notify a fund or an investment adviser whenever an Access Person opens an account with an NASD-member broker. Upon request of the fund or adviser, the member broker is required to transmit duplicate copies of the Access Person's trade confirms and account statements.

     4. Why is a Quarterly Trade Report required if duplicate confirms or statements are already received from brokers?

         WellsCap as investment adviser is required to obtain personal securities transaction information from all Access Persons. In order to ensure compliance with the law, our policy requires Access Persons to complete the quarterly reports in case that WellsCap have not received your brokers' statement or confirmations timely. Access Persons do not need to complete a quarterly trade report if: 1) the Access Person provides a website printout of transaction history from the broker or 2) the Access Person confirms with Compliance every quarter that we have your broker statements within 30 days after quarter end.

     5.  What is the 60-day rule and is it a regulatory requirement?

         The 60-day rule prohibits Access Persons from profiting from the purchase and sale, and short sale and purchase, of the same securities within 60-days.

         This is not an SEC requirement but a taskforce guideline instituted by the Investment Company Institute (ICI), the self-regulating organization for the mutual fund industry. Similarly, GIPS also has recommended restrictions along the same lines. Because the mutual fund board approves our

                                                                  February 2007

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Wells Capital Management Code of Ethics 02.07

         Code of Ethics and expects us to follow the taskforce guidelines from the ICI/GIPS, we are closely bound by those restrictions.

     6.  What is the pre-clearance policy on option transactions?

         Purchase and Sales of option contracts are subject to the pre-clearance requirements. When approved options are exercised automatically (i.e. Access Persons have no control over when the options are exercised), pre-clearance is not required. However, if the Access Persons chooses to exercise the options, pre-clearance is required and will be approved on a case-by case basis. The objective is to avoid any appearance of conflicts of interest, especially in instances when the same security is being executed for managed funds.

     7. What types of trust accounts does an Access Person need to report and pre-clear?

         All Access Persons must report securities for the following types of trust accounts (Note: Access Persons must also pre-clear securities for the account types listed below.):

         A. A trust account for which the Access Person is a trustee, or beneficiary and has both investment control and a pecuniary interest;

         B. A trust account for which the Access Person is a trustee that has investment control and at least one beneficiary of the trust is the trustee's immediate family member (whether they live with the trustee or not);

         C. A trust account for which the Access Person is a trustee that receives a performance-related fee from the trust;

         D. A trust account for which the Access Person is a settlor that has both the power to revoke the trust without the consent of another person and investment control.

         Note: Access Persons do not need to report the following:

         (1) A trust account for which the Access Person is a trustee that has investment control but neither the trustee nor the trustee's immediate family member (whether they live with the trustee or not) has any pecuniary interest;

         (2) A trust account for which the Access Person is a beneficiary or a settlor that does not exercise or share investment control (including a blind trust).

     8. If an Access Person has a financial planner or consultant who has investment control over his/her accounts; does he/she need to report such accounts? Does the Access Person's financial planner or consultant need to pre-clear?

         Yes, an Access person must pre-clear because the Access Person can directly or indirectly influence or control the buying or selling of securities in such accounts. In cases where the financial planner or consultant is sending a pre-clearance request on behalf of the Access Person, it is the Access Person's responsibility to ensure that:

         A. The financial planner or consultant is fully aware of WellsCap's pre-clearance policy.

         B. Pre-clearance approval is received from Compliance prior to the financial planner or consultant executing the trade.

         Exceptions can be made on a case-by-case basis and are subject to evaluation and approval by the Chief Compliance Officer.

     9. Why is it necessary for Access Persons to report Wellscap managed mutual fund transactions?

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The SEC has adopted a rule that requires investment advisers to adopt a code of ethics which requires reporting of personal securities transactions including mutual fund holdings and transactions managed by the adviser.

Code of Ethics Changes                                                   Date
----------------------                                                  -------
 1. Section III.1 Pre-clearance                                          4-8-05
    Access Persons must pre-clear personal transactions specified in
      Section III.5 Pre-clearance requests must include # of shares and account number.

 2. Section III.3 Personal Security Transactions - Equity Fund Managers 4-8-05 Prior approval is require from the Chief Compliance Officer for common securities sold in personal accounts.

 3. Section III.5 Pre-Clearance and Reporting Requirements               4-8-05
    Addition of security type to pre-clearance and reporting table-private funds managed by WellsCap.

 4. Section IV.1 Restricted Securities                                   4-8-05
    S&P500 stocks subject to same day blackout during execution of client trades.

 5. Section 1.2 "Access Persons"                                         7-1-05
    Access Persons listing will be updated regularly but no less than quarterly.

 6. Section III.1 Pre-clearance                                          7-1-05
    Addition of employees that have access to the electronic pre-clearance system, pre-clearance requests should be submitted via such system.

 7. Section III.2 Trade Reports                                          7-1-05
    Deletion of the using the Request for Duplicate Confirms form when a broker is unable to send duplicate copies. The access person is responsible for submitting required documentation.

 8. Section III.4 Post Review                                            7-1-05
    Front running review on personal securities transactions for Access Persons.

 9. Section III.5 Pre-Clearance and Reporting Requirements               7-1-05
    Addition of security type "holders" to pre-clearance and reporting table.

10. Section IV.4 Blackout Periods                                        7-1-05
    The 7-day blackout period will also be applicable to WellsCap managed client accounts in addition to Wellscap managed funds.

11. Section IV.10 Wells Fargo Mutual Funds                               7-1-05
    Access Persons are required to hold Wells Fargo mutual funds and Wellscap sub- advised mutual funds for 60 days unless transacting for a loss.

12. Section III.1 Pre-clearance                                         9-15-05
    Update e-mail address for pre-clearance requests not submitted through the electronic pre-clearance system.

13. Section III.2 Trade Reports                                         9-15-05
    Update e-mail address and MAC address for submission of required reports.

14. Section VI Acknowledgment and Certification                         9-15-05
    Update MAC address for submission of required documents.

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Wells Capital Management Code of Ethics 02.07


Code of Ethics Changes                                                   Date
----------------------                                                  -------
15. Section VII Frequently Asked Questions - Question 1                 9-15-05
    Update e-mail address and CCO name and contact information.

16. Section I.3 Beneficial Ownership                                    2-21-06
    Clarified the personal securities transaction reports to include all account over which Access Persons have beneficial interest or over which Access Persons have direct or indirect control.

17. Section III.1 Pre-clearance                                         2-21-06
    Revised the pre-clearance section to provide that: pre-clearance requests must be sent via the iTrade system; pre- clearance requests can be submitted via e-mail or phone in limited circumstances; all pre-clearance requests must be submitted by the Access Person; requests may be submitted beginning 4:00 a.m. (Pacific) until an hour before the close of market, however, request processing will begin at 7:00 a.m. (Pacific); and pre-cleared trades will be valid for up to the amount of shares requested for a specific account.

18. Section III.5 Pre-Clearance and Reporting Requirements              2-21-06
    Added Exchange Traded Funds (both open-end and unit investment trusts) as a security type that must be reported on a quarterly basis per SEC no-action letter.

19. Section III.8 Initial and Annual Holdings Report                    2-21-06
    Revised the section to clarify that a brokerage account includes
      401k accounts and statement of holdings includes Wells Fargo mutual fund accounts and Wells Fargo sub-advised mutual fund accounts.

20. Section IV.6 Independent Research                                   2-21-06
    Deleted this provision as unnecessary and outdated.

21. Section IV.7 Gifts                                                  2-21-06
    Included language to provide that WellsCap also maintains a gift and entertainment guideline.

22. Miscellaneous                                                       2-21-06
    Revised the Frequently Asked Questions and Code of Ethics changes to incorporate corresponding revisions. Also included grammatical/spelling and miscellaneous edits to the Code in general.

23. Section I.1 Introduction                                            10-2-06
    Included language to provide for a special circumstance exemption request procedure for Access Persons.

24. Section II.1 Violations of the Code                                 10-2-06
    Added language stating violations of the Code are reported to clients upon request.

25. Section II.3 Dismissal and/or Referral to Authorities               10-2-06
    Deleted language regarding reporting Code violations to the Wells
      Fargo Funds Boards of Trustees quarterly as repetitive to
      Section II.1.

26. Section III.5 Pre-Clearance and Reporting Requirements              10-2-06
    Clarified that municipal bonds rated A or higher does not need to be pre-cleared.

27. Section III.7 Acknowledgement of Brokerage Accounts                 10-2-06
    Modified section and renamed the Acknowledgement of Brokerage
      Accounts to Acknowledgement of Reportable Accounts. Included a definition of reportable accounts.

28. Section III.8 Initial and Annual Holding Report                     10-2-06
    Modified the time period from "initial employment date" to "start date" for clarity.

29. Section IV.1 Restricted Securities                                  10-2-06
    Deleted the word "index" from index program trades for accuracy.

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Wells Capital Management Code of Ethics 02.07


Code of Ethics Changes                                                   Date
----------------------                                                  -------
30. Section IV.3 Blackout Periods                                       10-2-06
    Clarified that blackout period do not apply to program trades.

31. Section IV.9 60 Day Holding Period                                  10-2-06
    Clarified that the 60 day holding period applies regardless of whether the transaction results in a loss.

32. Section VI Acknowledgement and Certification                        10-2-06
    Modified brokerage accounts to reportable accounts to correspond to changes made in Section III.7. Also deleted the form due date and MAC address as unnecessary.

33. Section VII Frequently Asked Questions (FAQs)                       10-2-06
    Replaced the term AIMR with the updated industry term of GIPS for question #5.

34. Section I.1 Code of Ethics                                          2-07-07
    Added that WellsCap's objective is to take all necessary action to detect, prevent and correct any and all violations of the Code.

35. Section III.2 Trade Reports                                         2-07-07
    Clarified that the 30-day deadline for submitting Quarterly Trade
      Reports is a federal requirement. Also, added that if there are no activities for the quarter, a Quarterly Trade Report is still required to be submitted.

36. Section III.8 Initial and Annual Holdings Report                    2-07-07
    Clarified that the initial and annual holdings reports must be current no more than 45 days prior to the individual becoming an access person or the date the report is submitted.

37. Section IV.2 Short-Term Trading (60-Day Trading Rule)               2-07-07
    Clarified that short-term trading in mutual funds/DIFs managed/subadvised by Wellscap and purchases and sales of options occurring within 60 days are strictly prohibited.

38. Section IV.4 Insider Trading                                        2-07-07
    Clarified WellsCap's insider trading policy regarding the appearance of impropriety and potential conflicts of interest.
      Also provided additional samples of basic terms and definitions regarding insider trading such as material information and public information. Clarified that the insider trading policy also applies to an Access Person's certain family members and any accounts under direct control.

39. Section IV.7 Outside Business and Employment Activities             2-07-07
    Clarified that outside business and employment activities are prohibited without Compliance approval, contingent upon certain factors.

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